EXHIBIT 7

                  [ON JACKSON BOULEVARD FUND, LTD. LETTERHEAD]

   December 30, 1997


   VIA FACSIMILE

   Ms. Janine Poronsky
   Damen Financial Corp.
   200 West Higgins Road
   Schaumburg, IL  60195-3780

   Dear Ms. Poronsky:

             Pursuant to Rule 14a-7, promulgated under the Securities Exchange Act of 1934, as amended, we hereby request you to provide the undersigned, at this address, a list of security holders of Damen Financial Corporation, or in the alternative, to mail the materials I plan on sending to the Security holders. Note that pursuant to Rule 14a-7 you are required to deliver to me within 5 business days of your receipt of this request, notification of whether you have elected to mail my soliciting materials or provide a list of security holders. Note that you are also required under Rule 14a-7 to provide us with certain information with respect to the number of record holders and beneficial holders of the Company as well as the estimate cost of mailing our soliciting materials.

   Very truly yours,

   /s/ Paul J. Duggan

   Paul J. Duggan, an individual
   A shareholder

   /s/ Paul J. Duggan

   Paul J. Duggan, President
   Jackson Boulevard Fund, Ltd.
   General Partner of
   Jackson Boulevard Equities, L.P.
   A shareholder

   PJD/sr
   Enclosure